UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Matthews International Corporation
(Name of Registrant as Specified In Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

BARINGTON COMPANIES INVESTORS, LLC

BARINGTON CAPITAL GROUP, L.P.

LNA CAPITAL CORP.

JAMES MITAROTONDA

ANA B. AMICARELLA

CHAN W. GALBATO

1 NBL EH, LLC

JOSEPH GROMEK

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Barington Companies Equity Partners, L.P. (“Barington”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Barington’s slate of director nominees at the 2025 annual meeting of shareholders (the “Annual Meeting”) of Matthews International Corporation, a Pennsylvania corporation (the “Company”).

Item 1: On January 30, 2025, Barington issued the following press release and an open letter to shareholders of the Company. The letter is attached hereto as Exhibit 1 and incorporated herein by reference.

Facts Don’t Lie: Barington Capital Sends Letter to Matthews International Shareholders Debunking the Company’s False Narratives and Reinforcing its Case for Change

Highlights Matthews’ Longstanding Culture of Deceit Most Recently Evidenced by its

Meandering and Misguided 68-page Presentation

Believes Matthews’ Status Quo is Untenable and the Election of Ana Amicarella, Chan Galbato and James Mitarotonda is Required to Drive Much-Needed Change and Long-Term Value Creation

Urges Shareholders to Vote the GOLD Proxy Card “FOR” the Election of ALL of

Barington Capital’s Nominees

NEW YORK, January 30, 2025 – Barington Capital Group, L.P. (“Barington Capital”), a fundamental, value-oriented activist investor that, together with the other participants in its solicitation (collectively “Barington” or “we”), beneficially owns approximately 1.9% of the outstanding shares of common stock of Matthews International Corporation (NASDAQ: MATW) (“Matthews” or the “Company”), today sent a letter to the Company’s shareholders highlighting the excuses, half-truths and lofty promises Matthews recently published in a meandering and blatantly misguided 68-page investor presentation.

The letter also details what Matthews shareholders stand to endure if the Company maintains the status quo and why Barington believes the election of Ana Amicarella, Chan Galbato and James Mitarotonda to the Matthews Board of Directors (the “Board”) is critical to unlock the Company’s full value potential.

The full letter is available at https://barington.com/matthews

James Mitarotonda, Chairman and CEO of Barington Capital, said, “We believe shareholders deserve to know the facts about Matthews’ performance and leadership as well as the rationale for Barington’s campaign for change. Simply put, the Company has failed to take any action over the last 18 years to simplify its portfolio, conduct a strategic review, reduce costs or indebtedness, or address Board independence. We find it deeply troubling that the Company would seek to obfuscate these facts rather than take accountability.

“Only after Barington notified Matthews of its intention to launch a proxy contest did the Company seemingly begin to take action, which we believe to be a desperate attempt to maintain the status quo and further entrench the Board. Facts don’t lie. We encourage all shareholders to protect their investment in Matthews by electing Ana Amicarella, Chan Galbato and James Mitarotonda to the Board by voting the GOLD proxy card today.”

FACTS DON’T LIE. FOLLOW THE FACTS AND VOTE GOLD TODAY!

For additional information regarding Barington's campaign at Matthews, visit: https://barington.com/matthews

ABOUT BARINGTON CAPITAL GROUP, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm established by James Mitarotonda in January 2000. Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.

Media Contact:

Jonathan Gasthalter/Amanda Shpiner

Gasthalter & Co.

212-257-4170

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials,

please contact:

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com

Item 2: On January 30, 2025, Barington uploaded the following material to https://barington.com/matthews:

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials,

please contact:

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com